EXHIBIT 5.7

February 26, 2008

Yukon Gold Corporation, Inc.
55 York Street
Suite 401
Toronto, Ontario M5J 1R7 Canada

Gentlemen:

We have acted as counsel to Yukon Gold Corporation, Inc., a Delaware corporation (the "Company"), in connection with the registration of shares of its common stock on behalf of certain selling shareholders identified in the registration statement of the Company on Form S-1 (the "Registration Statement").

The opinions set forth in this letter, whether or not qualified by the phrase "to our knowledge," are subject to the following qualifications, limitations and exceptions, and are based solely on our review, as submitted to us, of the following:

A.

The following certificates and organizational documents of the Company:

1.

Certificate of Incorporation of the Company dated May 31, 2000, with filing receipt issued by the Delaware Secretary of State dated May 31, 2000, under the name "RealDarts International, Inc.";

2.

A Certificate of Amendment of the Certificate of Incorporation of the Company dated August 3, 2000, filed on August 4, 2000 with the Delaware Secretary of State, which changed the name of the Company to "Optima 2000, Inc.";

3.

A Certificate of Amendment of the Certificate of Incorporation of the Company dated August 28, 2000, filed on August 29, 2000, which changed the name of the Company to "Optima International, Inc.";

4.

A Certificate of Amendment of the Certificate of Incorporation of the Company dated August 28, 2000, filed with the Delaware Secretary of State on September 27, 2000, which changed the name of the Company to "Optima Global Corporation";

Yukon Gold Corporation, Inc.
February 26, 2008

5.

A Certificate of Merger dated February 2, 2001 and filed with the Delaware Secretary of State on February 5, 2001, in which the Company is the surviving corporation;

6.

Articles of Merger filed with the Florida Secretary of State dated February 5, 2001 together with the Plan of Merger annexed thereto, in which the Company is the surviving corporation;

7.

A Certificate of Amendment of the Certificate of Incorporation of the Company dated November 20, 2002, filed with the Delaware Secretary of State on November 27, 2002, changing the name of the Company to "Take-4, Inc.";

8.

A Certificate for Renewal and Revival of Charter of the Company, dated October 29, 2003 and filed with the Delaware Secretary of State on October 29, 2003;

9.

A Certificate of Amendment of the Certificate of Incorporation of the Company dated October 27, 2003, filed with the Delaware Secretary of State on October 29, 2003, changing the name of the Company to "Yukon Gold Corporation, Inc.";

10.

By-Laws of the Company adopted as of February 2, 2002;

11.

The Certificate of the Secretary of State of Delaware dated February 26, 2008 certifying that the Company is a corporation in good standing; and

12.

The Minute Book of the Company as submitted to us by the Company.

B.

Such review of published sources of law as we have deemed necessary based solely upon our review of the items listed in subparagraph A above (such items being the "Reviewed Documents").

Other than our review of the Reviewed Documents and those files in our offices relative to matters with respect to which we have represented or represent the Company, we have made no inquiry or other investigation as to any factual matter.

We have assumed without any inquiry or other investigation (a) the legal capacity of each natural person, (b) the payment of all required filing or recording fees and taxes, (c) the genuineness of each signature (including signatures on facsimile copies), the completeness of each document submitted to us, the authenticity of each document submitted to us as an original, the conformity to the original of each document submitted to us as a copy and the authenticity of the original of each document submitted to us as a copy, (d) the truthfulness of each representation, warranty, certification or statement as to any factual matter contained in any of the Reviewed Documents, and (e) the accuracy on the date of this letter of the Officer’s Certificate.

Yukon Gold Corporation, Inc.
February 26, 2008

We are members of the Bar of the State of New York and the opinions expressed herein concern only such provisions of the General Corporation Law of the State of Delaware, as currently in effect, including statutory provisions, all applicable provisions of the Delaware Constitution, as currently in effect, and reported judicial decisions interpreting those laws, as currently in effect.

Subject to the qualifications, limitations and exceptions set forth in this letter, it is our opinion that:

1.

The Company is a corporation duly formed and validly existing under the laws of the State of Delaware.

2.

The common shares of the Company covered by the Registration Statement of the

Company, to which this letter is an exhibit, have been duly authorized and validly issued by the Company and are fully paid and non-assessable.

We consent to the inclusion of this letter in the Company’s Registration Statement as an exhibit and to the reference to our firm as legal counsel in the Registration Statement. This letter speaks as of the date hereof and we disclaim any obligation to update it.

Very truly yours,

KAVINOKY COOK, LLP

By:	/s/ Jonathan H. Gardner
Jonathan H. Gardner
For the Firm